Exhibit 4.16

DESCRIPTION OF THE REGISTRANT’S SECURITIES

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The ordinary shares, nominal value €0.04 per share (“Ordinary Shares”), of ProQR Therapeutics N.V. (the “Company,” “we,” “us,” and “our”), is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description sets forth certain general terms and provisions of our Ordinary Shares. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of, our amended and restated articles of association (the “Articles of Association”) filed with the Securities and Exchange Commission (the “SEC”) on the Annual Report on Form 20-F of which this Exhibit 4.16 is a part, and the applicable provisions of Dutch law.

Authorized Share Capital

Our authorized share capital is € 13,600,000, divided into 170,000,000 Ordinary Shares and 170,000,000 preferred shares (the “Preferred Shares”), each with a nominal value of € 0.04. Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending our Articles of Association.

Ordinary Shares

Issuance of Shares and Preemptive Rights

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting of shareholders. Our Articles of Association provide that our general meeting of shareholders may only adopt such resolution upon a proposal of our board. Our general meeting of shareholders may authorize our board to issue new shares or grant rights to subscribe for shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as such authorization is effective, our general meeting of shareholders will not have the power to issue shares and rights to subscribe for shares.

Under Dutch law, in the event of an issuance of Ordinary Shares or granting of rights to subscribe for Ordinary Shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the Ordinary Shares held by such holder. A holder of Ordinary Shares does not have a preemptive right with respect to the issuance of, or granting of rights to subscribe for, (i) Ordinary Shares for consideration other than cash, or (ii) Ordinary Shares to our employees or employees of one of our group companies, or (iii) Ordinary Shares to persons exercising a previously granted right to subscribe for shares, or (iv) Preferred Shares.

The preemptive rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of the general meeting of shareholders. Our Articles of Association provide that our general meeting of shareholders may only adopt such resolution upon a proposal of our board. Our general meeting of shareholders may authorize our board to restrict or exclude the preemptive rights in respect of newly issued Ordinary Shares. Such authorization for the board can be granted and extended, in each case for a period not exceeding five years. For as long as such authorization is effective, our general meeting of shareholders will not have the power to limit or exclude preemptive rights and such authorization may not be revoked unless stipulated otherwise in the authorization. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate our board as the authorized body to do so requires at least a two-thirds majority of the votes cast, if less than one half of our issued share capital is represented at the meeting.

Preferred shares do not carry preemptive rights in respect of newly issued Ordinary Shares or Preferred Shares, nor do holders of Ordinary Shares have preemptive rights in respect of newly issued Preferred Shares. The call option of the protection foundation to acquire newly issued Preferred Shares of the company, see “Description of Securities—Anti-Takeover Measure,” is an irrevocable and repeatedly exercisable right to subscribe for Preferred Shares.

On May 22, 2024, our general meeting of shareholders adopted a resolution pursuant to which the board was delegated the authority for a period of five years from the date of the resolution of the general meeting of shareholders to, in accordance with applicable laws and Nasdaq listing rules: (a) issue Ordinary Shares up to 100% of the Company’s authorized share capital for general purposes and issuances under Company’s equity incentive or stock option plans with the proviso that the issuances under equity incentive or stock option plans are limited to 15% of the Company’s issued share capital from time-to-time (minus any treasury shares); (b) grant rights to subscribe for Ordinary Shares as described under (a); and (c) limit or exclude the pre-emptive rights of holders of Ordinary Shares, which delegation shall include the authority to determine the price and further terms and conditions of any such share issuance or grant.

Voting Rights

In accordance with Dutch law and our Articles of Association, each issued Ordinary Share and Preferred Share confers the right on the holder thereof to cast one vote at the general meeting of shareholders. The voting rights attached to any shares held by us or our direct or indirect subsidiaries are suspended as long as they are held in treasury. Dutch law does not permit cumulative voting for the election of board members.

Dividend Rights

We may only make distributions to our shareholders and other persons entitled to distributable profits, to the extent that our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our Articles of Association.

Under our Articles of Association, a (cumulative) dividend is first paid out of the profit, if available for distribution, on any Preferred Shares. Any amount remaining out of the profit is carried to reserve as the board determines. After reservation by the board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders. The board is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting of shareholders.

Distributions shall be payable in such currency as determined by our board. We intend that distributions, if any, shall be payable on such date as determined by our board. Our board will set the date that will be applied in order to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (‘verjaring’).

We do not anticipate paying any dividends for the foreseeable future.

Liquidation Rights

The general meeting of shareholders may, based on a proposal by our board, resolve to dissolve the Company by a resolution passed by a simple majority of the votes cast. In the event of the Company being dissolved, the liquidation shall be effected by our board, unless the general meeting of shareholders decides otherwise.

In the event of a dissolution and liquidation, the assets remaining after payment of all of the Company’s debts (including any liquidation expenses) are to be distributed (i) firstly to the holders, if any, of Preferred Shares in the amount of the nominal value of the Preferred Shares (to the extent paid-up) plus unpaid accrued dividends and deficits (if any) in preferred dividends, and (ii) the balance remaining to the holders of Ordinary Shares in proportion to the aggregate nominal value of their Ordinary Shares. The liquidation and all distributions referred to in this paragraph will be made in accordance with the relevant provisions of Dutch law.

Limitations on Non-Residents and Exchange Controls

There are no limits under the laws of the Netherlands or in our Articles of Association on non-residents of the Netherlands holding or voting our Ordinary Shares. Under Dutch law, there are currently no exchange controls applicable to the transfer of dividends or other distributions with respect to, or of the proceeds from the sale of, shares in a Dutch company, to persons outside the Netherlands.

Registration Rights

In connection with a convertible debt financing in July 2020, we entered into a registration rights agreement with certain investors party thereto, pursuant to which we agreed to file and keep effective one or more registration statements with the SEC for the purpose of registering for resale the shares issuable upon conversion of certain term loans and/or exercise of certain warrants. In August 2020, we entered into a joinder and first amendment to the loan agreement and joinder to registration rights agreement to expand our loan facility and accommodate the participation of an additional lender, pursuant to which such additional lender became party to the registration rights agreement. In January 2021, we entered into the second amendment to the loan agreement, which extended the availability periods for the late withdrawal loans. In December 2021, we entered into the third amendment to the loan agreement to expand our loan facility and accommodate the participation of an additional lender, and we entered into a registration rights agreement with the parties thereto, pursuant to which we agreed to file and keep effective one or more registration statements with the SEC for the purpose of registering for resale the shares issuable upon conversion of the loans and warrants issued under the third amended loan agreement. In September 2022, we extinguished our debt by repaying all outstanding principal amounts. The warrants remain in place until their five-year economic life expires in 2025 and 2026.

In addition, in connection with a private placement in September 2021, we entered into a share purchase agreement (the “2021 Share Purchase Agreement”) with Eli Lilly and Company (“Lilly”), pursuant to which we agreed to issue and sell to Lilly 3,989,976 shares of our Ordinary Shares (the “2021 Lilly Shares”). The issuance of the 2021 Lilly Shares occurred concurrently with the entry into a collaboration agreement. Pursuant to the terms of the 2021 Share Purchase Agreement, Lilly may not, subject to certain limited exceptions, dispose of any of the 2021 Lilly Shares for a period commencing on September 3, 2021 until the earlier of (i) March 3, 2022 and (ii) the date that the collaboration agreement is terminated.

In December 2022, we entered into a share purchase agreement (the “2022 Share Purchase Agreement,” and together with the 2021 Share Purchase Agreement, the “Share Purchase Agreements”) with Lilly, pursuant to which we agreed to issue and sell to Lilly 9,381,586 shares of our Ordinary Shares (the “2022 Lilly Shares,” and together with the 2021 Lilly Shares, the “Lilly Shares”). The issuance of the 2022 Lilly Shares occurred concurrently with the entry into an amended collaboration agreement.

Under the terms of the Share Purchase Agreements, Lilly may participate in some public offerings and private placements of the Company, subject to share ownership requirements and other limitations set forth in the Share Purchase Agreements. Additionally, we also granted Lilly certain customary registration rights with respect to the Lilly Shares, including registering such shares for resale on or prior to the expiration of the lockup periods described above.

Articles of Association and Dutch Law

Set forth below is a summary of relevant information concerning the material provisions of our Articles of Association and applicable Dutch law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Anti-Takeover Measure

To enable us to pursue our business strategy and the successful development of our product pipeline and to protect our interests and those of our stakeholders (including shareholders, employees and patient populations), our business strategy, our continuity and our independence against actual and potential threats, we have adopted an anti-takeover measure by granting a perpetual and repeatedly exercisable call option to a protection foundation, Stichting Continuity ProQR Therapeutics. The call option confers on the protection foundation the right to acquire under certain conditions such number of Preferred Shares as equals, at the time of exercise of the call option, the lesser of: (i) the total number of shares equal to our issued share capital at that time, minus the number of Preferred Shares already held by the protection foundation at that time (if any) or (ii) the maximum number of Preferred Shares that may be issued under our authorized share capital under our Articles of Association from time to time. The protection foundation’s Articles of Association provide that it will act to promote and protect the best interests of us, our business and our stakeholders, including patient populations that may benefit from our products and pipeline, by opposing any influences that conflict with these interests and threaten to undermine our strategy, continuity, independence and identity. The board of the protection foundation is independent from us, our stakeholders and our subsidiaries.

Upon exercise of the call option, the Preferred Shares will be issued to the protection foundation for their nominal value, of which at least 25% will be due upon issuance, and may also be issued against the Company’s reserves if so requested by the protection foundation. The voting rights of our shares are based on nominal value and as we expect our shares to trade substantially in excess of nominal value, a foundation acquiring Preferred Shares issued at 25% of their nominal value can obtain significant voting power for a substantially reduced price and thus be used as a defensive measure. These Preferred Shares will have both a liquidation and dividend preference over our Ordinary Shares and will accrue cash dividends at a fixed rate with deficits in a preferred dividend being carried forward. The protection foundation may exercise the call option to acquire Preferred Shares in order to protect us from influences that do not serve our best interests and threaten to undermine our strategy, continuity, independence and identity. These influences may include a third-party acquiring a significant percentage of our Ordinary Shares, the announcement of a public offer for our Ordinary Shares, other concentration of control over our Ordinary Shares or any other form of pressure on us to alter our strategic policies.

Company’s Shareholders’ Register

All of our registered shares are registered in our shareholders’ register. Subject to Dutch law and our Articles of Association, we must keep our shareholders’ register accurate and up-to-date. Our shareholders’ register shall be kept by our board. The sub-register shall be kept by our agent on behalf of the board. Our shareholders’ register includes the names and addresses and other relevant details of all holders of registered shares, and shows the date on which the shares were acquired, the date of the acknowledgement by, or notification of, us as well as the amount paid on each share. The shareholders’ register also includes the names and addresses and other relevant details of those with a right of usufruct (‘vruchtgebruik’) or a right of pledge (‘pandrecht’) in respect of any shares. Our registered Ordinary Shares are held through DTC and therefore DTC is recorded in the shareholders register as the holder of those Ordinary Shares.

Shareholders, usufructuaries and pledgees whose particulars must be recorded in our shareholders’ register are required to provide our board with the necessary particulars in a timely fashion. Upon request, shareholders, usufructuaries and pledgees shall be provided with an extract of our shareholders’ register in respect of their right to one or more registered shares.

Repurchases of our Shares

Under Dutch law, we may not subscribe for newly issued shares in our own capital. We may acquire our shares, subject to applicable provisions and restrictions of Dutch law and our Articles of Association, to the extent that:

•	such shares are fully paid-up;
•

such shares are acquired for no consideration or such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our Articles of Association; and

•	after the acquisition of shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than shares acquired for no consideration or by universal succession, we may acquire shares only if our general meeting of shareholders has authorized the board to do so. An authorization by the general meeting of shareholders for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the general meeting of shareholders is required if Ordinary Shares are acquired by us on Nasdaq with the intention of transferring such Ordinary Shares to our employees or employees of a group company pursuant to an arrangement applicable to them.

On May 22, 2024, our general meeting of shareholders adopted a resolution pursuant to which the board was delegated the authority to perform acquisitions by the Company of (i) up to 10% of the issued share capital of the Company plus, in case of a material reorganization of the capital structure of the Company, (ii) an additional 10% of the issued share capital of the Company, by any means, including through derivative products, purchases on any stock exchange, through any private purchase or block trade, or otherwise, for a price that is between 0.01 US Dollar and an amount which is not higher than 110% of the average market price of such Ordinary Shares on Nasdaq (with the market price deemed to be the average of the closing price on each of the five consecutive days of trading preceding the three trading days prior to the date of acquisition), for a period of eighteen (18) months with effect from the general meeting of shareholders. In this respect, the words “issued share capital” means the Company’s issued share capital from time to time. For the avoidance of doubt, the issued share capital includes treasury shares.

Capital Reductions; Cancellation

At a general meeting of shareholders, our shareholders may resolve to reduce our issued share capital by (i) cancelling shares or (ii) reducing the nominal value of the shares by virtue of an amendment to our Articles of Association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate (x) to shares held by the Company itself or in respect of which the Company holds the depository receipts, and (y) to all Preferred Shares. Our Articles of Association provide that our general meeting of shareholders may only adopt such resolution upon a proposal of our board. In order to be adopted by the general meeting of shareholders, a resolution to reduce the capital requires a simple majority of the votes cast at a general meeting of shareholders if at least half the issued capital is represented at the meeting or at least two-thirds of the votes cast at the general meeting of shareholders if less than half of the issued capital is represented at the general meeting of shareholders.

A reduction of the nominal value of shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on shares of the same class (unless all shareholders concerned agree to a disproportionate reduction). A resolution that would result in a reduction of capital requires approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

In the event that all Preferred Shares are cancelled, distributions shall be made to the protection foundation as sole holder of such Preferred Shares.

Corporate Objectives

Under our Articles of Association, our corporate objectives are:

•	the development, bringing to market and exploitation of products and technologies in the field of biotechnology;
•	the research and development of (or the commission to research and develop) patents, know-how and intellectual and industrial property;
•	to make our products available to the patient populations that may benefit from such products and to maintain a suitable pipeline of products that may be beneficial for relevant patient populations;
•	to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

•

to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

•	to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

Amendment of Articles of Association

Our general meeting of shareholders, at the proposal of our board, may resolve to amend our Articles of Association. A resolution taken by the general meeting of shareholders to amend our Articles of Association requires a simple majority of the votes cast.

General Meetings of Shareholders

General meetings of shareholders can be held in Leiden, Amsterdam, Rotterdam, Schiphol Airport (municipality Haarlemmermeer), The Hague, Oegstgeest, Leidschendam, Katwijk, Noordwijk or Wassenaar, the Netherlands. All shareholders and others entitled to attend general meetings of shareholders are authorized to attend the general meeting of shareholders, to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We must hold at least one general meeting of shareholders each year, to be held within six months after the end of our financial year. A general meeting of shareholders shall also be held within three months after our board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital. If the board has failed to ensure that such general meetings of shareholders as referred to in the preceding sentences are held in a timely fashion, each shareholder and other person entitled to attend shareholders’ meetings may be authorized by the Dutch court to convene the general meeting of shareholders.

Our board may convene additional extraordinary general meetings of shareholders whenever they so decide. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least ten percent of our issued share capital, may on their application be authorized by the Dutch court to convene a general meeting of shareholders. The Dutch court will disallow the application if it does not appear to it that the applicants have previously requested that the board convene a shareholders’ meeting and the board has taken the necessary steps so that the shareholders’ meeting could be held within eight weeks after the request.

General meetings of shareholders are convened by a notice which includes an agenda stating the items to be discussed. For the annual general meeting of shareholders the agenda will include, among other things, the adoption of our annual accounts, the appropriation of our profits or losses and proposals relating to the composition and filling of any vacancies of the board. In addition, the agenda for a general meeting of shareholders may include such items as have been included therein by our board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, substantiated, or by a proposal for a resolution and received by us no later than the 60th day before the day that the relevant general meeting of shareholders is to be held. No resolutions will be adopted on items other than those which have been included in the agenda.

We will give notice of each general meeting of shareholders by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a general meeting of shareholders.

Pursuant to our Articles of Association, our board may determine a record date (‘registratiedatum’) of 28 calendar days prior to a general meeting of shareholders to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote in the general meeting of shareholders. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the convocation notice of the general meeting of shareholders. Our Articles of Association provide that a shareholder must notify the Company in writing of his identity and his intention to attend (or be represented at) the general meeting of shareholders, such notice to be received by us ultimately on the seventh day prior to the general meeting of shareholders. If this requirement is not complied with or if upon direction of the Company to that effect no proper identification is provided by any person wishing to enter the general meeting of shareholders, the chairperson of the general meeting of shareholders may, in his or her sole discretion, refuse entry to the shareholder or his proxy holder.

Pursuant to our Articles of Association, our general meeting of shareholders is chaired by the chairman of our board. If the chairman of our board is absent and has not charged another person to chair the meeting in his place, the non-executive directors present at the meeting shall appoint one of themselves to be chairperson. If no board members are present at the general meeting of shareholders, the general meeting of shareholders will be chaired by our CEO or, if our CEO is absent, another executive director present at the meeting and, if none of them is present, the general meeting of shareholders shall appoint its own chairperson. The person who should chair the meeting may appoint another person in his or her stead.

The chairperson of the general meeting of shareholders may decide at his or her discretion to admit other persons to the meeting. The chairperson of the general meeting of shareholders shall appoint another person present at the shareholders’ meeting to act as secretary and to minute the proceedings at the meeting. The chairperson of the general meeting of shareholders may instruct a civil law notary to draw up a notarial report of the proceedings at the Company’s expense, in which case no minutes need to be taken. The chairperson of the general meeting of shareholders is authorized to eject any person from the general meeting of shareholders if the chairperson considers that person to disrupt the orderly proceedings. The general meeting of shareholders shall be conducted in the English language.

Quorum Requirements

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairperson of the general meeting of shareholders) of a shareholder, which proxy holder need not be a shareholder. Our Articles of Association do not limit the number of shares that may be voted by a single shareholder.

Under our Articles of Association, blank votes, abstentions and invalid votes shall not be counted as votes cast. Further, shares in respect of which a blank or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting of shareholders. The chairperson of the general meeting of shareholders shall determine the manner of voting and whether voting may take place by acclamation.

In accordance with Dutch law and generally accepted business practices, our Articles of Association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Resolutions of the general meeting of shareholders are adopted by a simple majority of votes cast without quorum requirement, except where Dutch law or our Articles of Association provide for a special majority and/or quorum in relation to specified resolutions.

The chairperson of the general meeting of shareholders shall decide on the method of voting and may determine the voting procedure. The determination made by the chairperson of the general meeting of shareholders with regard to the results of a vote shall be decisive. However, where the accuracy of the chairperson’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the general meeting of shareholders so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights present at the meeting so requires.

Our board will keep a record of the resolutions passed at each general meeting of shareholders. The record shall be available at our office for inspection by any person entitled to attend general meetings of shareholders and upon request a copy of or extract from the record will be provided to such person at no more than the cost price.

Our Articles of Association and Dutch law provide that resolutions of our board concerning a material change in the identity or character of the Company or our business are subject to the approval of the general meeting of shareholders. Such changes include in any event:

•	a transfer of all or materially all of our business to a third party;
•

the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance for the company; and

•

the acquisition or disposition of an interest in the capital of a company by the company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the company’s most recently adopted annual accounts.

Adoption of Annual Accounts and Discharge of Liability

Pursuant to Dutch law, we are required to publish our annual accounts within eight days after adoption and ultimately within 12 months after the end of our financial year.

Each year within five months after the end of our financial year, save where this period is extended for a maximum of five months by the general meeting of shareholders on account of special circumstances, our board will prepare the annual accounts. The annual accounts must be accompanied by an auditor’s certificate, a report of the board and certain other mandatory information and must be made available for inspection by our shareholders at our offices within the same period. Under Dutch law, the general meeting of shareholders may appoint and remove our independent auditors, as referred to in Section 2:393 Dutch Civil Code, who audit the annual accounts. If the general meeting of shareholders fails to appoint an independent auditor, the auditor will be appointed by the board. The annual accounts are adopted by our shareholders at the general meeting of shareholders and will be prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code.

The adoption of the annual accounts by our shareholders does not release our board members from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders’ resolution.

Our financial reporting will be subject to the supervision of the Dutch Authority for the Financial Markets (the “AFM”). The AFM will review the content of the financial reports and has the authority to approach us with requests for information if, on the basis of publicly available information, it has reasonable doubts as to the integrity of our financial reporting. For a more detailed description we refer to the description below under the heading “Dutch Financial Reporting Supervision Act.”

Dutch Squeeze-Out Proceedings

Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against our other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (‘Ondernemingskamer’) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (‘Wetboek van Burgerlijke Rechtsvordering’). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber of the

Amsterdam Court of Appeal becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same notice in a newspaper with a national circulation.

A shareholder that holds a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective to obtain at least 95% of our issued share capital and thus to be allowed to initiate squeeze-out proceedings. Those restructuring transactions could, amongst other things, include a legal merger or demerger involving our Company, a contribution of cash and/or assets against issuance of shares involving our Company, and the issue of new shares to the majority shareholder while excluding any pre-emption rights of minority shareholders in relation to such issuance or an asset sale transaction.

In Dutch public takeover practice, depending on the circumstances, an asset sale transaction is sometimes used as a way to squeeze out minority shareholders (e.g. after a successful public offer, or tender offer, through which the offeror acquires a supermajority, but less than all, of the shares). In such a scenario, the business of the target company would be sold to an offeror, a buyer or a special purpose vehicle, followed by the liquidation of the target company. The purchase price would be distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the Company in which minority shareholders participated.

Under our Articles of Association, any proposal to sell and transfer all of our assets and to dissolve and liquidate our Company is subject to approval by a majority of the votes cast in our general meeting of shareholders which must be preceded by a proposal by our board.

Dutch Corporate Governance Code

The Dutch Corporate Governance Code (“DCGC”) is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual report filed in the Netherlands, whether or not they are complying with the various provisions of the DCGC that are addressed to the board and, if they do not apply those provisions, to give the reasons for such non-application. The DCGC contains both principles and best practice provisions for the board, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. The principles and best practice provisions apply to our board, for example in relation to its role and composition, conflicts of interest, independence requirements for board members, board committees and compensation; shareholders and the general meeting of shareholders, for example, regarding anti-takeover protection and obligations of the Company to provide information to our shareholders; and financial reporting, including external auditor and internal audit requirements.

We acknowledge the importance of good corporate governance. However, at this stage, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of Nasdaq and U.S. securities laws that apply to us, or because such provisions do not reflect best practices of global companies listed on Nasdaq.

The discussion below summarizes the most important differences between our governance structure and the principles and best practices of the DCGC:

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Best practice provision 1.1.5 stipulates that a policy for dialogue with the relevant stakeholders on the sustainability aspects of the strategy should be drawn up. The Company has not formulated such policy as it believes this is already covered by our regular process for public disclosure of information.

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Pursuant to the best practice provisions 3.1.2.vi and 3.1.2.vii of the DCGC, options granted to our executive board members should not be exercisable during the first three years after the date of grant; shares granted to our executive board members for no financial consideration should be retained by them for a period of at least five years or until they cease to hold office, whichever is the shorter period; and the number of options and/or shares granted to our executive board members should be dependent on the achievement of pre-determined performance criteria. We do not intend to comply with all of the above requirements as we believe it is in the best interest of the Company to attract and retain highly skilled executive board members on conditions based on market competitiveness.

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Pursuant to best practice provision 3.2.3 the remuneration of the executive board members in the event of dismissal may not exceed one year’s salary. The management services agreements with our executive board members provide for a lump-sum equal to 24 months of the individual’s monthly gross fixed salary in case of dismissal following a change of control. Based on the risk profile of the Company and to be able to attract highly skilled management, we believe this period to be appropriate.

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Best practice provision 3.3.2 prohibits the granting of shares or rights to shares to non-executive members of the board as remuneration. It is common practice for companies listed on The Nasdaq Stock Market LLC to grant shares to the non-executive members of the board as compensation, in order to align the interests of the non-executive members of the board with our interests and those of our shareholders, and we have granted and expect to grant options to acquire Ordinary Shares to all or some of our non-executive board members.

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Pursuant to best practice provision 3.3.3, any shares held by non-executive board members are long-term investments. We do not request our non-executive board members to comply with this provision. We believe it is in the best interest of the Company not to apply this provision in order to be able to attract and retain highly skilled non-executive board members on internationally competitive terms.

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Best practice provision 4.2.2 stipulates that an outline policy on bilateral contacts with the shareholders shall be formulated and published on the company’s website. The Company has not formulated such policy as it believes this is already covered by our regular process for public disclosure of information.

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Best practice provision 4.3.3 provides that the general meeting of shareholders may pass a resolution to cancel the binding nature of a nomination for the appointment of a member of the board or a resolution to dismiss such member by an absolute majority of the votes cast. It may be provided that such majority should represent a given proportion of the issued capital, but this proportion may not exceed one third. In addition, best practice 4.3.3 provides that if such proportion of the share capital is not represented at the meeting, but an absolute majority of the votes cast is in favor of a resolution to cancel the binding nature of the nomination, a new general meeting of shareholders will be convened where the resolution may be adopted by absolute majority, regardless of the proportion of the share capital represented at the meeting. Our Articles of Association provide that these resolutions can only be adopted with at least a 2/3 majority which must represent more than 50% of our issued capital, and that no such second meeting will be convened, because we believe that the decision to overrule a nomination by the board for the appointment or dismissal of a member of our board must be widely supported by our shareholders.

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Best practice provision 4.2.3 stipulates that meetings with analysts, presentations to analysts, presentations to investors and institutional investors and press conferences must be announced in advance on the company’s website and by means of press releases. Provision must be made for all shareholders to follow these meetings and presentations in real time, for example by means of webcasting or telephone. After the meetings, the presentations must be posted on the company’s website. We believe that enabling shareholders to follow in real time all the meetings with analysts, presentations to analysts and presentations to investors, would create an excessive burden on our resources and therefore, we do not intend to comply with all of the above requirements.

Market Abuse

Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (“EU Market Abuse Regulation”) has direct effect in the Netherlands and other EU member states. The EU Market Abuse Regulation replaces the provisions on market abuse, insider trading and notifications set out in the Dutch Financial Supervision Act. The EU Market Abuse Regulation does not apply to companies whose shares are not admitted to trading or are not listed on a regulated market in the EU/EEA. As a result, the provisions of the EU Market Abuse Regulation do not currently apply to us.

Dutch Financial Reporting Supervision Act

Under the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the “FRSA”), the AFM supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or in a non-EU country on a system similar to a regulated market. Since our Company has its corporate seat in the Netherlands and our Ordinary Shares are listed on The Nasdaq Stock Market LLC, the FRSA will be applicable to us.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to us that we make available further explanations and file these with the AFM. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Differences in Corporate Law

We are incorporated under the laws of the Netherlands. The following discussion summarizes material differences between the rights of holders of our Ordinary Shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of the Netherlands and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable Dutch law and our Articles of Association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

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Duties of Directors

The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation.

In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary

We have a single-tier board system. consisting of executive directors and non-executive directors.

Under Dutch law, the executive directors are responsible for the day-to-day management and execution of the strategy, policy and operations of a company. The non-executive directors are responsible for supervising the conduct of, and providing advice to, the executive directors and for supervising the company’s general affairs and business. Each member of the board has a duty to act in the corporate interest of the company and the business connected with it.

Unlike under Delaware law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company and the business connected with it also applies in the event of a proposed sale or break-up of the company, whereby the

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duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board of directors may not be removed by shareholders without cause. There is no limit to the number of terms a director may serve.

specific circumstances generally dictate how such duty is to be applied.

Any board resolution concerning a material change in the identity or character of the company or its business requires shareholders’ approval. The board may decide in its sole discretion, within the confines of Dutch law and the Articles of Association, to incur additional indebtedness subject to any contractual restrictions pursuant to our existing financing arrangements.

In contrast to Delaware law, under Dutch law, a non-executive director of a listed company is generally appointed for a maximum term of four years. There is no statutory limit to the number of terms a non-executive director may serve, although the DCGC recommends that a non- executive director is appointed for a period of four years and may then be reappointed once for another four-year period. The non-executive director may then subsequently be reappointed again for a period of two years, which appointment may be extended by at most two years. In the event of a reappointment after an eight-year period, reasons should be given in the report of the board.

A non-executive director may be removed at any time, with or without cause, by the general meeting of shareholders. Pursuant to our Articles of Association, our general meeting of shareholders may only adopt a resolution to suspend or dismiss such board member by at least two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital of the company, unless the proposal was made by the board, in which case a simple majority of the votes cast is sufficient.

Board Vacancies

The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Under Dutch law board members of a company such as ours are appointed by the general meeting of shareholders, rather than appointed by the board as is typical for a Delaware corporation.

Under our Articles of Association, board members are appointed by our general meeting of shareholders upon the binding nomination by our board. However, the general meeting of shareholders, may at all times overrule such binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of our issued share capital, following which our board may draw up a new binding nomination.

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Conflict-of-Interest Transactions

Under the Delaware General Corporation Law, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (1) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts of any interested directors’ interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (3) the transaction is fair to the company as of the time it is approved.

Under Dutch law, a board member with a direct or indirect personal interest that conflicts with the interests of the company or of the business connected with it must abstain from participating in the decision-making process (i.e., the deliberations and the decision-making) with respect to the relevant matter. A board member with such a conflict of interest must promptly notify the other directors of his or her conflict. If it becomes apparent that such member was indeed involved in the decision-making process, then such decision may be nullified.

Our Articles of Association provide that if as a result of a conflict of interest of board members no resolution of the board can be adopted, the resolution can nonetheless be adopted by our board as if there was no conflict of interest. In that case, each board member is entitled to participate in the discussion and decision-making process and to cast a vote.

Board members with a conflict of interest remain authorized to represent the Company.

Agreements entered into with third parties contrary to the rules on decision-making in the case of a conflict of interest, may as a rule not be annulled.

Proxy Voting by Directors
A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.	An absent board member may issue a proxy for a specific meeting of the board but only in writing to another board member.
Voting Rights

Under the Delaware General Corporation Law, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. Cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum will consist of no less than 1/3 of the shares of such class or series or classes or series.

Under Dutch law, shares have one vote per share, provided such shares have the same nominal value. Our Articles of Association do not provide quorum requirements generally applicable to general meetings of shareholders. All resolutions of the general meeting of shareholders are adopted by a simple majority of votes cast without quorum requirement, except where Dutch law or our Articles of Association provide for a special majority and/or quorum in relation to specified resolutions. Each holder of Ordinary Shares may cast as many votes as it holds shares. The voting rights attached to any shares held by us or our direct or indirect subsidiaries are suspended as long as they are held in treasury. Dutch law does not permit cumulative voting for the election of board members.

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Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 days nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Pursuant to our Articles of Association, our board may determine a record date (‘registratiedatum’) of 28 calendar days prior to a general meeting of shareholders to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote in the general meeting of shareholders. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the convocation notice of the general meeting of shareholders. There is no specific provision in Dutch law for adjournments.

Shareholder Proposals

Delaware law does not provide shareholders an express right to put any proposal before a meeting of shareholders, but it provides that a corporation’s bylaws may provide that if the corporation solicits proxies with respect to the election of directors, it may be required to include in its proxy solicitation materials one or more individuals nominated by a shareholder. In keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. Additionally, if a Delaware corporation is subject to the SEC’s proxy rules, a shareholder who owns at least $2,000 in market value or 1% of the corporation’s securities entitled to vote for a continuous period of one year as of the date he submits a proposal, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Pursuant to Dutch law, one or more shareholders or others with meeting rights alone or jointly representing at least 10% of the issued share capital may on their application be authorized by the Dutch Court to convene a general meeting of shareholders in case the board fails to so in a timely manner upon request.

The agenda for a general meeting of shareholders must contain such items as the board or the person or persons convening the meeting decide. Pursuant to Dutch law, unlike under Delaware law, the agenda will also include such other items as one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, may request of the board in writing and substantiated or by a proposal for a resolution, received by the company no later than on the 60th day before the date of the meeting.

Action by Written Consent

Unless otherwise provided in the corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the Articles of Association expressly so allow, (b) no bearer shares or depository receipts are issued, (c) there are no persons entitled to the same rights as holders of depository receipts issued with the company’s cooperation, (d) the board members have been given the opportunity to give their advice on the resolution, and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote.

The requirement of unanimity renders the adoption of shareholder resolutions without a meeting not feasible for publicly traded companies.

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Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Unlike under Delaware law, in the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a tortious act directly against that individual shareholder. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (‘verklaring voor recht’). In order to obtain compensation for damages, the foundation or association and the defendant may reach - often on the basis of such declaratory judgment - a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party.

Repurchase of Shares

Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its Preferred Shares or, if no Preferred Shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, repurchase its existing and outstanding shares or depository receipts if permitted under its Articles of Association.

We may acquire our shares, subject to applicable provisions and restrictions of Dutch law and our Articles of Association, to the extent that: (i) such shares are fully paid-up; (ii) such shares are acquired for no consideration or such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our Articles of Association; and (iii) after the acquisition of shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than shares acquired for no consideration or by universal title of succession (‘algemene titel’), our board may acquire shares only if our general meeting of shareholders has authorized the board to do so. An authorization by the general meeting of shareholders

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for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired.

No authorization of the general meeting of shareholders is required if listed Ordinary Shares are acquired by us on Nasdaq with the intention of transferring such Ordinary Shares to our employees under an applicable employee stock purchase plan.

On May 22, 2024, our general meeting of shareholders adopted a resolution pursuant to which the board was delegated the authority to perform acquisitions by the Company of (i) up to 10% of the issued share capital of the Company plus, in case of a material reorganization of the capital structure of the Company, (ii) an additional 10% of the issued share capital of the Company, by any means, including through derivative products, purchases on any stock exchange, through any private purchase or block trade, or otherwise, for a price that is between 0.01 US Dollar and an amount which is not higher than 110% of the average market price of such Ordinary Shares on Nasdaq (with the market price deemed to be the average of the closing price on each of the five consecutive days of trading preceding the three trading days prior to the date of acquisition), for a period of eighteen (18) months with effect from the general meeting of shareholders. In this respect, the words “issued share capital” means the Company’s issued share capital from time to time. For the avoidance of doubt, the issued share capital includes treasury shares.

Anti-Takeover Provisions

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary, with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock (or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of our Company more difficult or less attractive, including:

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the authorization of a class of Preferred Shares that may be issued to a protection foundation to which we have granted a perpetual and repeatedly exercisable call option;
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a provision that our board members may only be appointed upon a binding nomination by our board, which can be set aside by a two-thirds majority of

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stock within the past three years), within three years after the person becomes an interested shareholder, unless:

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the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;
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after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or
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after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company.

our shareholders representing more than half of our issued share capital;

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a provision that our board members may only be removed by our general meeting of shareholders by at least a two-thirds majority of votes cast representing more than 50% of our issued share capital (unless the removal was proposed by the board); and
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a requirement that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our board that has been approved by our board.

As indicated above, we have adopted an anti-takeover measure by granting a perpetual and repeatedly exercisable call option to the protection foundation, which confers upon the protection foundation the right to acquire, under certain conditions, the number of Preferred Shares described above. The issuance of such Preferred Shares will occur upon the protection foundation’s exercise of the call option and will not require shareholder consent. Such a measure has the effect of making a takeover of us more difficult or less attractive and as a result, our shareholders may be unable to benefit from a change of control and realize any potential change of control premium which may materially and adversely affect the market price of our Ordinary Shares.

In addition, our boards need to act in the interest of ProQR, our business and take into account the interests of all our stakeholders, including by promoting the sustainable success of our business and the creation of long-term value for us and our business. The boards are responsible to determine our strategy and choosing our strategic direction. In doing so and depending on the circumstances they may decide to not entertain a proposed takeover or other strategic proposal, even if the proposal is supported by the majority of our shareholders and/or would create more shareholder value.

The boards may also use their general authority under Dutch corporate law and the DCGC to not co-operate with a proposal, e.g. by not providing due diligence and or by not cooperating with shareholder proposals to adopt resolutions in a general shareholder meeting that may change our strategy for instance by invoking the maximum 180 days response time set out in the DCGC.

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As of May 1, 2021, the Statutory Reflection Period for Listed Companies came into force. The purpose is to give the board of a listed company more time for careful policymaking to weigh the interests of the company and its stakeholders in the event of an unsolicited takeover bid or other pressure being put on the board to change the course of the company, for example from activist shareholders. The board of a listed company may invoke a reflection period of up to 250 days in the event of: (i) a request by one or more shareholders for consideration of a proposal to appoint, suspend or dismiss one or more members of the board, or (ii) when a public bid has been announced or made for the shares without agreement having been reached on the bid with the target company. The decision by the board to invoke the reflection period is subject to board approval. In addition, to invoke the reflection period, the request under (i) and the public bid under (ii) must in the view of the board be substantially contrary to the interest of the company and its affiliated enterprise and the reflection period should be used for careful policy making.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business.

Our shareholders’ register is available for inspection by the shareholders and usufructuaries and pledgees whose particulars must be registered therein.

Our board provide our shareholders, at the general meeting of shareholders, with all information that the general meeting of shareholders reasonably requests unless doing so would be contrary to an overriding interest of ours. Our board will in principle give a reason for electing not to provide such information on the basis of overriding interest.

Removal of Directors

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of

Under our Articles of Association, the general meeting of shareholders is at all times entitled to suspend or remove a board member. The general meeting of shareholders may only adopt a resolution to suspend or remove such a member by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital of our Company, unless the proposal was made by our board in which case a simple majority of the votes cast is sufficient.

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directors, at an election of the class of directors of which he is a part.
Preemptive Rights

Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Under our Articles of Association, the preemptive rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of the general meeting of shareholders upon proposal of our board. Our general meeting of shareholders may authorize our board to restrict or exclude the preemptive rights in respect of newly issued Ordinary Shares. Such authorization for the board can be granted and extended, in each case for a period not exceeding five years. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate our board as the authorized body to do so requires at least a two-thirds majority of the votes cast, if less than one half of our issued share capital is represented at the meeting.

On May 22, 2024, our general meeting of shareholders adopted a resolution pursuant to which the board was delegated the authority for a period of five years from the date of the resolution of the general meeting of shareholders to, in accordance with applicable laws and Nasdaq listing rules: (a) issue Ordinary Shares up to 100% of the Company’s authorized share capital for general purposes and issuances under Company’s equity incentive or stock option plans with the proviso that the issuances under equity incentive or stock option plans is limited to 15% of the Company’s issued share capital from time-to-time (minus any treasury shares); (b) grant rights to subscribe for Ordinary Shares as described under (a); and (c) limit or exclude the pre-emptive rights of holders of Ordinary Shares, which delegation shall include the authority to determine the price and further terms and conditions of any such share issuance or grant.

No preemptive rights apply in respect of Preferred Shares.

Dividends

Under the Delaware General Corporation Law, a Delaware corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the

Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Articles of Association. Interim dividends may be declared as

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issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of Ordinary Shares, property or cash.

provided in the Articles of Association and may be distributed to the extent that the shareholders’ equity exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the Articles of Association as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the company may reclaim the paid interim dividends as unduly paid.

Under our Articles of Association, a (cumulative) dividend is first paid out of the profit, if available for distribution, on any Preferred Shares, of which none are outstanding. Any amount remaining out of the profit is carried to reserve as the board determines. After reservation by the board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders.

Dividends shall be payable in such currency and on such date as determined by the board. Claims for payment of dividends not made within five years from the date that such dividends became payable will lapse and any such amounts will be considered to have been forfeited to us.

Appraisal Rights and Shareholder Vote on Certain Reorganizations

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Under Dutch law, resolutions of the board concerning a material change in the identity or character of the company or its business are subject to the approval of the general meeting of shareholders. Such changes include in any event:

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a transfer of all or materially all of our business to a third party;
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the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance for the company; and
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the acquisition or disposition of an interest in the capital of a company by the company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according

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to the consolidated balance sheet with explanatory notes in the company’s most recently adopted annual accounts.

The concept of appraisal rights does not exist under Dutch law. However, pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) holds at least 95% of the company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred.

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another EU member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts.

Compensation of Directors

Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law.

In contrast to Delaware law, under Dutch law and our Articles of Association, the general meeting of shareholders must upon the proposal of our board adopt the compensation policy for the board, which includes the outlines of the compensation of any members who serve on our board. The board determines the compensation of the board members in accordance with the compensation policy. A proposal by the board with respect to compensation schemes in the form of shares or rights to shares is submitted for approval by the board to the general meeting of shareholders. Such proposal must set out at least the maximum number of shares or rights to shares to be granted to the board and the criteria for granting such shares.

Best practice under Dutch law is that executive board members are not authorized to participate in the discussion and the decision-making process regarding the determination of the remuneration of the executive board members.

Stock Exchange Listing

Our Ordinary Shares are listed on the Nasdaq Stock Market LLC under the symbol “PRQR.” We have listed our Ordinary Shares in registered form and our shares are not certificated. Our Ordinary Shares are traded on the Nasdaq Stock Market LLC in book-entry form.

Transfer Agent and Registrar

We have appointed Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC) as our agent to maintain our shareholders register and to act as transfer agent, registrar and paying agent for the Ordinary Shares.